Exhibit 10.20
SOFTWARE LICENSE AGREEMENT
This software license agreement (“Agreement”) is effective as of the 15th day of March, 2006 (“Effective Date”) between VIASPACE Inc. a Nevada corporation located at 2400 Lincoln Avenue, Altadena, CA 91001 (hereinafter called “Licensee”) and the California Institute of Technology, a not-for-profit California corporation, located at 1200 E. California Blvd., Pasadena, CA 91125 (“Caltech”) through its operating division, the Jet Propulsion Laboratory (“JPL”). All rights not specifically granted in this Agreement are reserved to Caltech.
ARTICLE 1
DEFINITIONS
The following words, phrases, or terms in this Agreement shall have the following meanings:
1.1 “SHINE” means Executable Code and Source Code pertaining to Spacecraft Health Inference Engine (SHINE) and associated programs and tools including: SHINE Development Environment software, SHINE Delivery Environment (including, inter alia, SHINE cross-compiler) software.
1.2 “Executable Code” means computer software programs, not readily perceivable by humans, and suitable for machine execution without the intervening steps of interpretation or compilation.
1.3 “Source Code” means computer software programs not in machine-readable format and not suitable for machine execution without the intervening steps of interpretation or compilation.
1.4 “Software” means copyright rights, as defined by United States copyright laws and applicable international treaties and/or conventions, as well as any other legally recognized intellectual property rights to the suite of programs, scripts, and manuals owned Caltech that constitute SHINE.
1.5. “Derivative Works” means any work consisting of revisions, annotations, elaborations, or other modifications to Software made by Licensee which, as a whole, represent an original work of authorship. Derivative Works includes any updates and new releases developed by Licensee during the term of this license, inclusive of backups, updates, or merged copies permitted hereunder including the file structures, programming instructions, user interfaces and screen formats and sequences.
1.6 “Licensed Product” means any product, device, service, which comprises, incorporates, is made by, is enabled by, is designed by, or uses the Software.
1.7 “Sublicense” shall mean, with respect to a particular Licensed Product, an agreement with a third party to whom Licensee has granted a right under this Agreement to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, sublicense, import, have imported and otherwise exploit Licensed Products.
1.8 “Net Revenue” shall mean revenue attributable to the use of the Software including, but not limited to, any sale, license, lease, service, maintenance, upgrade or support activities (including the provision of technical assistance to a sublicense directly related to and attributable to the Software), or distribution less Deductible Expenses. For a Licensed Product that incorporates Software with substantially no modifications or other components, the attributable revenue shall comprise the gross revenue. For a Licensed Product that is a component of a larger more complex system, the attributable revenue shall comprise a pro rata portion of the gross revenue based on the relative contribution provided by the Licensed Product as compared to the other components and shall specifically exclude revenue attributable to the other components.

1.9 “Deductible Expenses” means the following items incurred in connection with sales of Licensed Products to the extent actually paid by Licensee and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted; (v) agent fees or commissions; (vi) rebates, refunds, and credits for any rejected or returned Software or because of retroactive price reductions, rebates or chargebacks; and (vii) uncollected accounts receivable attributable to sales of Software.
1.10 “Related Company” means any corporation, Limited Liability Company or other legal entity directly or indirectly controlled by Licensee or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.
1.11 “Field” means applications relating to, explosives detection, detection of weapons of mass destruction, environmental monitoring and control, automotive and transportation, power and gas management, water management, asset and personnel tracking, financial, business intelligence, supply chain management, gaming, interactive radio and television, video and audio processing, maritime security, building and structure security and management (including security access, HVAC, control systems), inference and sensor data fusion products for emergency response applications, and Artificial Intelligence software development environments.
1.12 “Related Materials” means any materials owned by Caltech useful for understanding and implementing the Software.
ARTICLE 2
CONFIDENTIALITY
2.1 Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities laws or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and or other professional advisors, and additionally to any potential Sublicensees.
ARTICLE 3
COPYRIGHT MARKING
3.1 Licensee will mark, in at least one conspicuous location in a Licensed Product, a notice that the Software and Related Materials are owned by Caltech. All marking should include: © [2004] California Institute of Technology, Pasadena, California. ALL RIGHTS RESERVED. Based on Government Sponsored Research NAS7-03001.

ARTICLE 4
GRANT OF LICENSE
4.1 Caltech hereby grants to Licensee and Related Companies (i) an exclusive license to Software, with the right to sublicense (in the form of a Sublicense), to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products throughout the world in the Field; and (ii) a non-exclusive nontransferable license to Software, with the right to sublicense (in the form of a Sublicense), to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products throughout the world in all areas other than the Field. Caltech also hereby grants to Licensee and Related Companies a nonexclusive throughout the world, with the right to sublicense (in the form of a Sublicense), to Related Materials to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products. For the avoidance of doubt, the rights granted under this Section 4.1 are subject to existing nonexclusive licenses previously granted to Arroyo Sciences, Inc., ViaChange.com, Inc., ViaLogy Corp., and Smiths Detection.
4.2 Caltech retains ownership of any copyright rights to the Software (as defined above), licensed under this Agreement.
4.3 Licensee agrees to grant Caltech a fully paid-up, royalty-free nonexclusive, license for educational and research purposes to any Derivative Works of Software in executable form that are owned in whole or in part by Licensee and that are made available to customers of Licensee.
4.4 This Agreement is not assignable by Licensee to any party without the express written consent of Caltech, provided, however, that Licensee may assign this Agreement to a third party that acquires substantially all of Licensee’s assets relating to this Agreement. In addition, Licensee may assign this Agreement to a third party by (i) providing Caltech thirty (30) days prior written notice of the assignment, including the new assignee’s contact information; (ii) the new assignee agreeing in writing to Caltech to be bound by this Agreement; and (iii) providing Caltech with the lesser of one hundred thousand dollars ($100,000) or thirty-percent (30%) of the consideration received by Licensee for such assignment. Upon a permitted assignment of this Agreement pursuant to this Section, Licensee will be released of liability under this Agreement and the term “Licensee” in this Agreement will mean the assignee.
4.5 Upon request of Licensee, Caltech shall provide a written statement to Licensee to furnish to potential sublicensees describing the rights granted to Licensee hereunder.
ARTICLES
USES NOT PERMITTED
5.1 Licensee may not remove or obscure any copyright or trademark notices.
5.2 The Software shall not become subject to application for patent or copyright by Licensee. For the avoidance of doubt, any Derivative Works shall be owned by Licensee and/or its Sublicenses and such entities may obtain patent or copyright protection for any Derivate Works.
5.3 Licensee and its sublicensees may each install a reasonable number of copies of Software and shall use best efforts to minimize the number of copies installed in order to prevent the unauthorized access or transfer of Software. Licensee may not install any copies of Software on computers that are not owned or leased by Licensee, its customers, sublicensees, or Related Companies.
ARTICLE 6
ROYALTIES
6.1 Licensee agrees to pay to Caltech, on a quarterly basis, two percent (2.0%) of the Net Revenues (including any equity consideration received by Licensee).

6.2 Licensee shall pay Caltech thirty percent (30%) of the Net Revenues that Licensee receives from Sublicenses (including any equity consideration received by Licensee). Such Net Revenues specifically shall not include payments made by a sublicensee in consideration of: (a) equity or debt securities of Licensee; (b) to support research or development activities to be undertaken by Licensee; (c) upon the achievement by Licensee of specified milestones or benchmarks relating to the development of Licensed Products; (d) pilot studies;; (e) the license or sublicense of any intellectual property other than the Software; (I) products other than Licensed Products; or (g) reimbursement for patent or other expenses. Any non-cash consideration that is received by Licensee for the sublicensing or use of the Software will be converted to a cash value based on fair market value or a value mutually agreed upon. Only in the case of non-cash consideration received by Licensee for sublicensing or use of the Software, Licensee may pay the royalties provided in Article 6 with equity interests.
6.3 A minimum annual royalty of twenty five thousand dollars ($25,000.00) is due Caltech on February I, 2008 and every year thereafter upon written invoice by Caltech. Any royalties paid under Sections 6.1 and 6.2 for the one-year period preceding the date of payment of the minimum annual royalty shall be creditable against the annual minimum.
6.4 If Licensee or a Related Company is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Licensed Products in any country, and Licensee provides Caltech with reasonably satisfactory evidence of such third-party payments, such third party payments shall be fully creditable against royalties owed to Caltech hereunder, provided that in no one year shall the aggregate of all such expenses be credited against more than twenty-five percent (25%) of royalty payments to Caltech. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the 25% annual cap for that year.
6.5 For the purpose of determining royalties payable under this Agreement, any royalties or other revenues Licensee receives from sublicensees in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to the noon buying rate of the Federal Reserve Bank of New York on the last business day of the quarterly period for which such royalties are calculated.
6.6 Licensee shall keep complete and accurate production and accounting records relating to commercialization (including via sublicensing) of Licensed Products. Caltech shall be entitled to have an independent CPA periodically audit such records, during Licensee’s normal business hours, to determine Licensee’s compliance with the provisions of this Article 5. Licensee shall reimburse Caltech 100% of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and Licensee shall also pay Caltech an additional 25% of the entire amount of any underpayment exceeding 10% of the corresponding amount previously paid. Such audits shall be at Caltech’s expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding 10% of the amount actually paid: (a) Licensee shall reimburse Caltech for the cost of such audit; and (b) Caltech shall be entitled to conduct additional quarterly audits, at Licensee’s expense, until any such audit demonstrates that Licensee is in compliance with its obligations.
6.7 For so long as royalties are payable under this Agreement, Licensee shall, at the written request of Caltech, report in writing to Caltech on or before April 30th, July 31st, October 31st, and January 31st, Net Revenues and the number of units of Licensed Products sold during the preceding calendar quarter by Licensee, and the royalties or other revenues Licensee received from sublicensees during the preceding calendar quarter for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due Caltech.

ARTICLE 7
DUE DILIGENCE
7.1 Licensee shall have discretion over the commercialization of Licensed Products. However, Licensee agrees to use commercially reasonable efforts to introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. Licensee shall be deemed to have satisfied its obligations under this Paragraph if Licensee has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of one or more Licensed Products. Any efforts of Licensee’s sublicensees (pursuant to a Sublicense) shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligation under this Paragraph.
7.2 After the First Year from the Effective Date, Caltech shall have the right, no more often than twice each year, to require Licensee to report to Caltech in writing on its progress in introducing commercial Licensed Product(s) throughout the world.
ARTICLE 8
TERM
8.1 This Agreement shall commence on the Effective Date and continue for a period often (10) years (“Term”), unless otherwise extended by the mutual agreement of the parties in writing, or unless earlier terminated by Licensee with thirty (30) days advanced written notice to Caltech. Upon any such termination, (i) Licensee and its affiliates shall have six (6) months to complete any pending licensing or sublicensing negotiations and/or to complete the manufacture of any Licensed Products that are work in progress and to sell their inventory, provided Licensee pays the applicable royalties in accordance with paragraph 6.1; and (ii) Caltech shall accept an assignment by Licensee of any Sublicenses granted by Licensee, and any Sublicense so assigned shall remain in full force and effect. Notwithstanding the preceding sentence, Licensee shall be entitled to extend the term of this Agreement for an additional five (5) year period and subject to the terms and conditions herein, provided, however, that Licensee provides Caltech with ninety (90) days advanced written notice prior to the expiration of the first ten (10) year period. At the end of the Term, Licensee shall return all copies of Software or certify their destruction.
ARTICLE 9
TERMINATION
9.1 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately.
9.2 Licensee shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Software upon sixty (60) days written notice.
9.3 Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

ARTICLE 10
EQUITY GRANT; RELATIONSHIP OF THE PARTIES
10.1 Licensee agrees to irrevocably issue to Caltech, in partial consideration of Licensee’s receipt of the licenses granted under this Agreement, one hundred thousand (100,000) shares of common stock of Licensee pursuant to a mutually acceptable stock purchase agreement between Licensee and Caltech.
10.2 Caltech and Licensee are independent parties in this Agreement. Accordingly, there is no agency, joint venture or partnership relationship between Caltech and Licensee under this Agreement.
ARTICLE 11
PRODUCT LIABILITY
11.1 Indemnification: Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee its affiliates, their customers or any third party, for claims, demands, losses, costs, or other damages, which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, agents, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims, (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (c) all indemnified parties cooperate to the extent necessary in the defense of any Product Liability Claims.
ARTICLE 12
DISCLAIMER
12.1 THE SOFTWARE IS EXPERIMENTAL IN NATURE AND IS BEING LICENSED “AS IS.“THE LICENSE OF THE SOFTWARE DOES NOT INCLUDE ANY TECHNICAL SUPPORT. CALTECH MAKES NO WARRANTIES, REPRESENTATION OR UNDERTAKING WITH RESPECTTO THE UTILITY, EFFICACY, SAFETY, OR APPROPRIATENESS OF USING THE SOFTWARE. CALTECH REPRESENTS AND WARRANTS THAT IT HAS THE RIGHT TO LICENSE THE SOFTWARE TO LICENSEE AND THAT SOFTWARE IS PROTECTED BY UNITED STATES COPYRIGHT LAWS AND APPLICABLE INTERNATIONAL TREATIES AND/OR CONVENTIONS.
THE SOFTWARE ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND INCLUDING ANY WARRANTIES OF PERFORMANCE OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE (as set forth in UCC §§232l2-2313) OR FOR ANY PURPOSE WHATSOEVER, FOR THE LICENSED PRODUCT, HOWEVER USED.
IN NO EVENT SHALL CALTECH BE LIABLE FOR ANY DAMAGES AND/OR COSTS, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER CALTECH SHALL BE ADVISED, HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
LICENSEE BEARS ALL RISK RELATING TO QUALITY AND PERFORMANCE OF THE SOFTWARE.
CALTECH SHALL NOT BE LIABLE FOR ANY USE OF THE SOFTWARE OR RELATED KNOWHOW, AND LICENSEE HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD CALTECH AND ITS EMPLOYES HARMLESS FROM ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OR WHATEVER KIND OF NATURE, WHICH MAY ARISE FROM THE AGREEMENT, OR THE USE BY LICENSEE OF THE SOFTWARE OR RELATED KNOW-HOW HEREUNDER.

ARTICLE 13
MISCELLANEOUS
13.1 Licensee agrees that it shall not use the name of Caltech, California Institute of Technology, Jet Propulsion Laboratory, or JPL in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation. Notwithstanding the foregoing, Licensee shall be entitled to announce or otherwise release factually accurate information describing this Agreement with the prior written approval of Caltech, such approval not to be unreasonably withheld.
13.2 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech and Licensee.
13.3 Any notice or communication required or made under this Agreement shall be addressed as follows:

CALTECH:	Director, Office of Technology Transfer
California Institute of Technology
1200 East California Boulevard (MC 210-85)
Pasadena, CA 91125
Fax No.: (626) 356-2486

LICENSEE:	VIASPACE Inc.
Attn: CEO
2400 Lincoln Avenue
Altadena, CA 91001
Fax No.: (626) 296-6311
Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.
13.4 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.
13.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.6 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation ofthis Agreement.
13.7 Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

ARTICLE 14
FORCE MAJEURE
14. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperfornring party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.
ARTICLE 15
EXPORT REGULATION
15.1 If at any time after Licensee has received the Software and has reason to transfer the Software or Licensed Product incorporating the Software to its subsidiary, associated or related company, either within or outside of the United States, Licensee shall immediately notify Caltech of such fact before executing the delivery. When exporting Caltech Software or Licensed Product incorporating such Software to a foreign entity, Licensee shall comply with all federal export laws and statutes. In the event an export license is required to execute the transfer, Licensee shall apply and obtain approval for such license through the appropriate U.S. government agency. Warning: An unsecured internet transfer (ftp) is an export for purposes of this Agreement, even if the destination address is a domestic site.
ARTICLE 16
SUPPORT, MAINTENANCE AND UPGRADES
16.1 Caltech shall use best efforts to transfer the Software and Related Materials to Licensee after the Effective Date. In addition, Caltech shall provide updated versions ofthe Software as they become available or after any significant modifications or enhancements have been made for a period no less than two (2) years after the Effective Date.
ARTICLE 17
MISCELLANEOUS
17.1 If any provision(s) of this Agreement shall be held to be invalid, illegal, or unenforceable by a court or other tribunal of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
17.2 No failure or delay by Caltech in enforcing any right or remedy under this Agreement shall beconstrued as a waiver of any future or other exercise of such right or remedy by Caltech.
17.3 Licensee agrees to pay any and all taxes (if applicable) on any amounts of royalties and/or fees paid by Licensee to Caltech hereunder.
17.4 This Agreement, entered into in the County of Los Angeles, shall be construed and enforced in accordance with and be governed by the laws of the State of California without reference to conflict of laws principles. The parties hereby consent to the exclusive personal jurisdiction and venue of the courts within the State of California.
17.5 This Agreement constitutes the sole and entire agreement of the parties as to the matter set forth herein and supersedes any previous agreements, understandings, and arrangements, whether oral or written, between the parties relating hereto. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to he effective, valid, and binding upon the parties as of the date below as executed by their duly authorized representatives.

VIASPACE Inc.	California Institute of Technology
(Licensee)	(CALTECH)

By:	By:

Authorized Signature	Authorized Signature
Printed Name: Carl Kukkonen	Printed Name: Lawrence Gillbert
Title: CEO	Title: SR DR Tech Transfer
Date: 3/16/06	Date: 3/14/06